Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Reports Record

Second Quarter 2008 Results

ALICE, TEXAS—August 15, 2008—Forbes Energy Services Ltd. (TSX: FRB) today announced its financial and operating results for the second quarter ended June 30, 2008. Following are highlights for the quarter:

•	Revenues increased to $88.6 million for the second quarter of 2008 from $70.5 million during the first quarter of 2008, a 25.6% increase;

•	EBITDA increased to $25.8 million for the second quarter of 2008 from $20.7 million for the first quarter of 2008, a 24.5% increase;

•	Well servicing rig count increased to 149 as of June 30, 2008 from 101 at December 31, 2007. Nine of these rigs were being “rigged up” at June 30, 2008;

EBITDA is defined as net income before interest, taxes, depreciation and amortization. For a reconciliation of EBITDA to net income, please see the disclosures at the end of this release.

Net income for the three months and six months ended June 30, 2008 was $10.7 million or $0.28 per share, and $18.1 million or $0.54 per share, respectively, before a one-time, non-cash charge for deferred income taxes related to the Company’s reorganization that occurred simultaneous with its IPO on May 29, 2008. Net loss for the three months and six months ended June 30, 2008, after this one-time, non-cash charge in the amount of $46.4 million, was $35.7 million or $0.94 loss per share, and $28.3 million or $0.84 loss per share, respectively. This charge reflects the change in tax status of the Company that took place at the time of the reorganization, and concurrent with the IPO, from a pass-through entity for tax purposes to a tax paying entity and was recorded in accordance with Statement of Financial Accounting Standards No. 109, which requires that the charge be included in the current period’s income statement. This tax expense is associated with the cumulative book/tax basis differences of the Company’s assets and liabilities as of the date of conversion to a U.S. federal taxable entity.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “We are very proud to be able to continue to deliver value to our shareholders by serving our customers with the best employees in the industry and operating new modern equipment. Looking forward we are excited about the opportunities we have to continue to grow the company using this strategy.”

“On the pricing front, we have been able to implement moderate price increases with certain customers that will help cover some of the cost increases the industry continues to experience due to the current inflationary environment. We anticipate seeking further price increases as the year continues in order to help offset additional cost increases.”

Business Segment Results

Well Servicing

Well servicing revenues increased to $47.4 million during the second quarter of 2008 compared to $39.3 million in the first quarter of 2008. Well servicing segment gross margins in the second quarter of 2008 were $17.4 million, compared to $14.9 million in the first quarter of 2008.

Forbes has increased its well service fleet to 149 rigs at June 30, 2008 from 101 as of December 31, 2007, an increase of 48 rigs. Nine of these rigs were being “rigged up” as of June 30, 2008 and therefore did not contribute to operating results for the second quarter. Equipment additions for the well servicing segment totaled $35.1 million during the three months ended June 30, 2008.

Fluid Logistics

Fluid logistics revenues in the second quarter of 2008 increased to $41.2 million compared to $31.2 million in the first quarter of 2008. The increase was primarily the result of additional equipment and an expanded customer base.

Forbes increased its fluid transport segment heavy truck fleet to 328 as of June 30, 2008 as compared to 262 as of December 31, 2007. Total equipment additions for the fluid logistics segment were $11.1 million for the three months ended June 30, 2008.

Conference Call

Forbes Energy will host a conference call to discuss its second quarter 2008 results on Friday, August 15, 2008, at 9:30 a.m. Eastern Time (8:30 a.m. Central). To access the call, please dial (303) 262-2190 and ask for the “Forbes Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the “Corporate” page of Forbes Energy’s website, www.forbesenergyservices.com.

A telephonic replay of the conference call will be available until August 22, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11118537#. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and industry activity levels; potential for excess capacity; competition; and substantial capital requirements. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent quarterly report on Form 10-Q as well as other filings the Company has made with the Securities and Exchange Commission.

Forbes Energy’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Company’s quarterly report on form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA. For a reconciliation of EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Corporate” page of Forbes Energy’s website, www.forbesenergyservices.com.

-Tables to Follow-

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenues
Well servicing	$47,376,065	$21,141,002	$86,660,403	$39,903,301
Fluid logistics	41,225,126	25,608,191	72,463,647	48,897,721

Total revenues	88,601,191	46,749,393	159,124,050	88,801,022

Expenses
Well servicing	30,008,033	12,325,453	54,412,815	22,207,798
Fluid logistics	28,164,067	16,481,443	50,458,950	31,407,329
General and administrative	4,717,627	1,420,683	7,860,308	2,513,627
Depreciation and amortization	7,513,098	3,224,260	14,635,138	5,931,662

Total expenses	70,402,825	33,451,839	127,367,211	62,060,416

Operating income	18,198,366	13,297,554	31,756,839	26,740,606
Other income (expense)
Interest income	1,112	637	1,112	637
Interest expense	(6,584,009)	(1,800,116)	(12,559,135)	(3,576,970)
Other income (expense)	75,922	30,779	105,456	24,401

Income before taxes	11,691,391	11,528,854	19,304,272	23,188,674
Income taxes—current periods	1,021,218	—	1,193,218	—
Deferred income taxes—reorganization[1]	46,388,000	—	46,388,000	—

Net income[1]	$(35,717,826)	$11,528,854	$(28,276,946)	$23,188,674

Earnings per share of common stock[1]
Basic	$(0.94)		$(0.84)
Diluted	$(0.94)		$(0.84)

Weighted average number of shares outstanding
Basic	38,166,398		33,833,299
Diluted	38,166,398		33,833,299

[1]

Net income for the three months and six months ended June 30, 2008 was $10.7 million or $0.28 per share, and $18.1 million or $0.54 per share, respectively, before a one-time, non-cash charge for deferred income taxes related to the Company’s reorganization that occurred simultaneous with its IPO on May 29, 2008. Net income for the three months and six months ended June 30, 2008, after this one-time, non-cash charge in the amount of $46.4 million, was a loss of $35.7 million or $0.94 per share, and a loss of $28.3 million or $0.84 per share, respectively. This charge reflects the change in tax status of the Company that took place at the time of the reorganization and concurrent with the IPO, from a pass-through entity for tax purposes to a tax paying entity and was recorded in accordance with Statement of Financial Accounting Standards No. 109, which requires that the charge be included in the current period’s income statement. This tax expense is associated with the cumulative book/tax basis differences of the Company’s assets and liabilities as of the date of conversion to a U.S. federal taxable entity.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2008	December 31, 2007
Cash	$8,431,215	$5,209,345
Accounts receivable	64,867,275	42,998,005
Working capital	22,291,431	(28,247,697)
Goodwill and other intangibles	73,488,422	—
Total assets	467,503,900	259,995,166
Total debt	207,364,521	111,281,004
Deferred tax liability	47,168,743	500,000
Members’/Stockholders’ equity	158,906,200	70,459,267

Selected Operating Data

	Three Months Ended June 30
	2008	2007
Working days	65	61
Rig hours	97,860	39,049
Truck hours	271,968	168,880

Reconciliation of EBITDA to Net Income (unaudited):

	Three Months Ended			Six Months Ended June 30
	June 30, 2008	June 30, 2007	March 31, 2008	2008	2007
Net income (loss)	$(35,717,826)	$11,528,854	$7,440,880	$(28,276,946)	$23,188,674
Deferred income tax expense—current periods	1,021,218	—	$172,000	1,193,218	—
Deferred income tax expense—related to reorganization	46,388,000	—	$—	46,388,000	—
Interest expense	6,584,009	1,800,116	$5,975,126	12,559,135	3,576,970
Depreciation and amortization	7,513,098	3,224,260	7,122,040	14,635,138	5,931,662

EBITDA	$25,788,499	$16,553,230	$20,710,046	$46,498,545	$32,697,306

Reconciliation of net income and EPS before and after reorganization related one-time, non-cash deferred tax adjustment (unaudited):

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Net loss, as reported	$(35,717,826)	$(28,276,946)
Adjustment for reorganization related deferred tax adjustment	46,388,000	46,388,000

Net income as adjusted	$10,670,174	$18,111,054

Diluted loss per share as reported	$(0.94)	$(0.84)
Adjustment for reorganization related deferred tax adjustment	1.22	1.38

Diluted earnings per share, as adjusted	$0.28	$0.54

Weighted average basic shares outstanding	38,166,398	33,833,299
Weighted average diluted shares outstanding	38,166,398	33,833,299

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